JET GOLD CORP.

FINANCIAL STATEMENTS

May 31, 2006

(Prepared by management without audit)

Jet Gold Corp.

1102 – 475 Howe Street

Vancouver, B.C.

V6C 2B3

July 26, 2006

To the Shareholders of

Jet Gold Corp.

The attached unaudited financial statements have been prepared by management without review by the auditors of Jet Gold Corp.

Yours truly,

 “Robert L. Card” (signed)

____________________________________

Robert L. Card

President

JET GOLD CORP. BALANCE SHEETS (Prepared by management without audit)

	May 31, 2006	August 31, 2005

ASSETS
CURRENT ASSETS
Cash	$534,163	$5,644
Short-term investments	217,000	233,000
Amounts receivable	12,631	7,069
Prepaid expenses	41,745	40,585
		286,298

MINERAL PROPERTIES (Note 3)	619,558	472,163

OIL AND GAS INTEREST (Note 4)	31,452	29,234

EQUIPMENT (Note 5)	2,744	3,648

	$1,459,293	$791,343

CURRENT LIABILITIES
Accounts payable and accrued liabilities	12,000	18,878

SHARE CAPITAL (Note 6)	4,860,658	3,947,319

CONTRIBUTED SURPLUS	277,101	236,171

DEFICIT	(3,690,466)	(3,411,025)
		772,465

	1,459,293	$791,343

APPROVED BY THE DIRECTORS

“Robert L. Card” (signed)
Director – Robert L. Card
“Leonard J. Harris” (signed)
Director – Leonard J. Harris

JET GOLD CORP. CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT (Prepared by management without audit)
		9 – Month		9 – Month		3 – Month		3 – Month
		Ended		Ended		Ended		Ended
		May 31, 2006		May 31, 2005		May 31, 2006		May 31, 2005
EXPENSES	$		$		$		$
Legal, audit and accounting		32,373		11,796		23,363		1,251
Administrative and consulting fees		50,000		50,380		16,500		19,955
Transfer agent		10,486		6,580		1,880		1,410
Regulatory fees		18,509		11,875		11,727		925
Investor relations		78,772		48,860		43,772		7,000
Amortization		904		765		452		255
Office and miscellaneous		8,525		8,411		3,033		2,541
Printing and shareholder communications		6,504		4,306		5,738		3
Stock based compensation		68,619		93,321		25,727		15,471
Rent		5,309		6,240		1,563		2,293
Travel		4,535		6,406		3,189		2,278
Operating expenses		284,536		248,940		136,944		53,382

LOSS BEFORE THE FOLLOWING		(284,536)		(248,940)		(136,944)		(53,382)

OTHER (INCOME) EXPENSES
Mineral property written off		-		(36,537)		-		-
Interest income		5,095		3,422		243		151
INCOME (LOSS) FOR THE PERIOD		(279,441)		(282,055)		(136,701)		(53,231)

DEFICIT, BEGINNING OF PERIOD		(3,411,025)		(3,093,870)		(3,553,764)		(3,322,694)

DEFICIT, END OF PERIOD		$(3,690,466)		$(3,375,925)		$(3,690,465)		$(3,375,925)

EARNINGS (LOSS) PER SHARE		$(0.02)		$(0.02)		$(0.01)		$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING		16,938,151		13,940,074		18,369,570		15,138,755

JET GOLD CORP. CONSOLIDATED STATEMENTS OF CASH FLOWS (Prepared by management without audit)
		9 – Month		9 – Month		3 – Month		3 – Month
		Ended		Ended		Ended		Ended
		May 31 2006		May 31 2005		May 31 2006		May 31 2005
CASH PROVIDED BY (USED FOR)	$		$		$		$

OPERATING ACTIVITIES
Net income (loss) for the period		(279,441)		(282,055)		(136,701)		(53,231)
Less items not involving cash
Amortization		904		765		452		255
Stock based compensation		68,619		93,321		25,727		15,471
Mineral property written off		-		36,537		-		-
		(209,918)		(151,432)		(110,522)		(37,505)
Net change in non-cash working capital items
Amounts receivable and advances		(5,562)		3,332		(4,147)		4,528
Prepaid expenses		(1,160)		(84,543)		(6,187)		(42,962)
Accounts payable and accrued liabilities		(6,878)		(79,254)		-		1,495
		(223,518)		(311,897)		(120,856)		(74,444)

FINANCING ACTIVITIES
Shares issued for cash, net of issue costs		756,150		405,000		611,900		-
Shares issued for property		-		12,600		-		-
		756,150		417,600		611,900		-

INVESTING ACTIVITIES
Cash, exploration fund		-		48,996		-		-
Oil and gas property		(2,218)				(1,495)		-
Short term investments		16,000		(52,288)		35,00		25,000
Fixed assets		-		(371)		-		(371)
Mineral property expenditures		(17,895)		(79,330)		(6,939)		-
		(4,113)		(82,993)		26,566		24,629

INCREASE (DECREASE) IN CASH		528,519		22,710		517,610		(49,815)

CASH, BEGINNING OF PERIOD		5,644		22,560		16,553		95,085

CASH, END OF PERIOD		$534,163		$45,270		$534,163		$45,270

JET GOLD CORP.

NOTES TO FINANCIAL STATEMENTS

For the Quarter Ended May 31, 2006

1.

NATURE OF OPERATIONS

The Company is engaged in the exploration and development of mineral properties.  To date, the Company has not earned significant revenues and is considered to be in the exploration stage.

The recoverability of the amounts shown for mineral properties is dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the development of the properties and upon future profitable production or proceeds from the disposition thereof.

These financial statements have been prepared on a going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of business.  The Company’s ability to continue as a going concern is dependent on continued financial support from its shareholders, the ability of the Company to raise equity financing, and the attainment of profitable operations, external financings and further share issuances to meet the Company’s liabilities as they become payable.  These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary, should the Company be unable to continue as a going concern.

2.

SIGNIFICANT ACCOUNTING POLICIES

(a)

Basis of presentation

The accompanying unaudited interim financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada with respect to the preparation of interim financial statements.  Accordingly, they do not include all of the information and disclosures required by Canadian GAAP in the preparation of annual financial statements.  The accounting policies used in the preparation of the accompanying unaudited interim financial statements are the same as those described in the annual financial statements and the notes thereto for the year ended August 31, 2005.  In the opinion of management, all adjustments considered necessary for fair presentation have been included in these financial statements.  The interim financial statements should be read in conjunction with the Company’s financial statements including the notes thereto for the year ended August 31, 2005.

(b)

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Actual results could differ from these estimates

3.

MINERAL PROPERTIES

Expenditures incurred on the Company’s mineral properties during the period ended May 31, 2006 are as follows:

	Set Ga
	Done	Winni	Atlin	Naskeena	Total

Balance August 31, 2004	378,217	-	-		378,218
Acquisition costs	-	17,600	-		17,600
Exploration costs
Geological	42,446	3,150	20,694		66,290
Field	9,565	14,671	-		24,236
Travel and accommodation	3,779	-	-		3,779
Assay	10,125	-	-		10,125
Mapping	-	1,116	-		1,116
Renewal	7,336	-	-		7,336
Total additions during year	73,251	36,537	20,694		130,482
Property written off	-	(36,537)	-		(36,537)
Balance, August 31, 2005	$ 451,468	$ -	$ 20,694	$ -	$ 472,163

Acquisition costs	-	-	7,500	122,000	129,500
Exploration costs	-	-	-	-	-
Geological	-	-	-	-	-
Field	-	-	10,967	-	10,967
Travel and accommodation	-	-	-	-	-
Assay	-	-	-	-	-
Mapping	-	-	3,928	3,000	6,928
Renewal	-	-	-	-	-
Total additions during period	-	-	22,395	125,000	147,395
Property written off	-	-	-	-	-
Balance, November 30, 2005	$ 451,468	$ -	$ 43,089	125,000	$ 619,558

(a)

Set Ga Done Property, Union of Myanmar

On March 31, 2003, the Company entered into a memorandum of understanding (“MOU”) with Leeward Capital Corp. (“Leeward”) to participate in the acquisition, exploration and development of an exploration block consisting of 700 square �ilometers located in Shan State, Union of Myanmar.  Pursuant to the MOU, the Company will expend an initial US $200,000 (done) in acquisition and exploration costs and will advance US $50,000 (done) as a refundable performance bank guarantee to the government of Myanmar. Subsequent expenditures will be shared equally with Leeward.

Leeward has entered into an agreement with the government of Myanmar to earn a 75% interest in the property, subject to certain back-in provisions reserved by the government of Myanmar. The 75% interest may be earned by expending approximately US $1,750,000 in exploration on the property over a three-year period and an additional US $1,000,000 on a feasibility study.  These expenditures will be shared equally between the Company and Leeward.  Once the interest has been earned, the Company and Leeward will each have a 37.5% interest in the property; with the government of Myanmar holding a 25% carried interest.

On July 18, 2006 the Company and its joint venture partner, Leeward Capital Corp., have signed an agreement to option the Set Ga Done gold property to Quad Energy SA. The Company and Leeward currently hold a 75-per-cent interest in the property, with the government of Myanmar holding the remainder.

Under the terms of the agreement, Quad can earn up to 51 per cent of the joint venture interest in the property by spending $700,000 (U.S.) on exploration and development prior to Jan. 7, 2008. The Company and Leeward will each have an 18.4% interest in the property; with the government of Myanmar holding a 25% carried interest

(b)

Winni Property, British Columbia

The Company entered into an option agreement to acquire the six claim Winni Mineral Claims located in the Lightening Peak area of the Vernon Mining Division, British Columbia. The terms of the option require a payment of $5,000 (paid), the issuance of 200,000 (50,000 issued) common shares in stages over four years, and a work commitment of $500,000 over four years. The first year requires a $50,000 exploration program. A finders fee of 20,000 shares (issued) is payable on the transaction.

The Company terminated its option on the property and acquisition and accordingly, exploration expenditures in the aggregate of $36,537 have been written off as at August 31, 2005.

(c)

Atlin Property, British Columbia

The Company exercised its option to acquire a 100% interest in 18 mineral claims located in the Atlin Mining Division in British Columbia in consideration of a cash payment of $5,000 (paid), the issuance of 200,000 common shares in stages comprised of 50,000 upon signing and approval of the TSX Venture Exchange (issued), 50,000 shares after $50,000 in work, 50,000 shares after an additional $75,000 in work, and 50,000 after an additional $100,000 in work. The Company must also incur exploration expenditures of a minimum of $225,000 over a three-year period, as follows:  $50,000 by August 20, 2006, a further $75,000 by August 20, 2007 and a further $100,000 by August 20, 2008.The Company will also issue an additional 100,000 shares if the property is put into commercial production and be subject to a 2% net smelter return royalty on gold production.

(d)

Naskeena, British Columbia

The Company signed a option agreement to acquire a 100% interest in three coal licenses, called the Naskeena property, located in the Skeena Mining Division in Northern British Columbia for the following terms and conditions;

i.

A cash payment upon conversion of the license application to formal Coal Licenses and $55,000 upon approval of the TSX Venture Exchange (Approval received).

ii.

A work commitment of $600,000 as follows: $100,000 by March 31, 2007, $200,000 by March 31, 2008 and $300,000 by March 31, 2009.

iii.

The issuance of 2,000,000 common shares as follows: 400,000 upon TSX Venture exchange approval, (issued) 400,000 on the first anniversary date, 500,000 on completion by the optionee of a feasibility report recommending that the property be brought into production and 700,000 upon placing the property into commercial production.

iv

A 2% royalty will be paid on gross sales to the optionor and the Company has the option to purchase ½ of the royalty for $500,000 at any time.

 4.

OIL AND GAS INTEREST

Stewart Prospect, Texas

The Company has acquired a 2.5% working interest (1.875% net revenue interest) in a drilling test well on an oil and gas prospect located in Goliad County, Texas. The Company advanced $31,452 for its share of the estimated project costs.

5.

EQUIPMENT

	Cost	Accumulated Amortization	Net Book Value

Office furniture and equipment	$11,650	$8,906	$2,744

JET GOLD CORP.

NOTES TO FINANCIAL STATEMENTS

For the Quarter Ended May 31, 2006

6.

SHARE CAPITAL

Authorized

  100,000,000 common shares without par value

Issued

    20,123,755 common shares

	Shares	Amount

Balance, August 31, 2004	12,368,755	3,500,355
Issued for cash
Exercise of options	200,000	30,000
Private placement	2,500,000	375,000
Issued for property	70,000	12,600
Fair value of options exercised	-	29,364

Balance, August 31, 2005	15,138,755	$3,947,319
Issued for cash
Exercise of options	240,000	29,000
Private placement	1,500,000	150,000
Private placement	2,250,000	562,500
Warrants	545,000	65,400
Issued for property	450,000	129,500
Finders fees paid in cash	-	(50,750)
Fair value of options exercised	-	27,689

Balance, May 31, 2006	20,123,755	$4,860,658

On October 31, 2005, the Company closed a private placement of 1,500,000 units at a price of $0.10 for proceeds of $150,000. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase an additional common share at a price of $0.12 for a period of one year and $0.15 for a period of two years from date of closing of the private placement. A finder’s fee in the amount of $5,750 was paid.

On April 13, 2006 the Company closed a private placement of 2,250,000 units at a price of $0.25 for proceeds of $562,500. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase an additional common share at a price of $0.35 for a period of two years from date of closing of the private placement. The Company also paid a finders fee as follows; a cash payment of $45,000 and 225,000 options exercisable at 25 cents for two years from closing into units, comprising one share and one warrant exercisable into 35cents for two years from closing.

Warrants

As at May 31, 2006, the Company has warrants outstanding for the purchase of a total of 5,705,000 common shares as follows:

Exercise Price	Expiry Date	Outstanding August 31, 2005	Issued	Exercised	Expired	Outstanding Nov. 30, 2005

$0.25	November 25, 2005	567,500	-	-	567,500	-
$0.25	November 25, 2005	1,156,250	-	-	1,156,250	-
$0.25	December 20, 2006*	1,650,000	-	-	-	1,650,000
$0.25	December 20, 2006*	850,000	-	-	-	850,000
$0.12/$0.15	Oct,28,2006/2007	-	1,500,000	545,000	-	955,000
$0.35	April 13, 2008		2,250,000			2,250,000

		4,223,750	3,750,000	545,000	1,723,750	5,705,000

* The Company received TSX Venture Exchange approval to extend the expiry date of 2,500,000 warrants that were to expire on December 20, 2005 and February 4, 2005. The new expiry date is December 20, 2006 and the exercise price will remain at $0.25 per warrant.

Stock options

During 2004, the Company received acceptance from the TSX Venture Exchange for a stock option plan, which authorizes the board of directors to grant options for the purchase of common shares of the Company. The Company has implemented a rolling stock option plan whereby a maximum of 10% of the issued shares will be reserved for issuance under the plan. As at May 31, 2006, there are 1,435,000 stock options outstanding as follows:

Exercise Price	Expiry Date	Outstanding August 31, 2005	Granted	Exercised	Expired/ Cancelled	Outstanding May 31 2006	Exercisable May 31, 2006

$0.15	October 27, 2008	400,000	-	100,000	-	300,000	300,000
$0.20	March 12, 2009	100,000	-	-	-	100,000	100,000
$0.20	March 26, 2009	50,000	-	-	-	50,000	50,000
$0.20	September 29, 2009	225,000	-	-	-	225,000	225,000
$0.20	December 31, 2009	75,000	-	-	-	75,000	75,000
$0.10	September 1, 2010		650,000	140,000	-	510,000	510,000
$0.13	March 6, 2011	-	100,000	-	-	100,000	100,000
$0.13	March 9, 2011	-	75,000	-	-	75,000	75,000

		850,000	825,000	240,000	-	1,435,000	1,435,000

Option compensation

Pursuant to the CICA standard of accounting for stock-based compensation , the fair value of stock options granted, and which vested, to directors, employees and consultants, in the amount of $68,619 has been recorded as an expense in the period ended May 31, 2006.

The fair value of stock options used to calculate compensation expense is estimated using the Black-Scholes option pricing model with the following assumptions:

	2006	2004

Weighted average
Risk-free interest rate	2.97%	2.97%
Expected dividend yield	-	-
Expected stock price volatility	116%	116%
Expected option life in years	3	3

Option pricing models require the input of highly subjective assumptions including the expected price volatility.  Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

Contributed surplus

Contributed surplus increased in connection with the recognition of compensation cost relating to stock options. Contributed surplus is decreased when those stock options are exercised:

	2005		August 31,2005

Contributed surplus, beginning of year	$171		$160,473
Stock option expense for year	68,619		105,062
Stock options exercised during the year	(27,689)		(29,364)

Contributed surplus, end of year	$77,101	$

Escrow shares

A total of 1,000,000 common shares were subject to a escrow agreement signed in previous years. These shares are subject to a time release over a three-year period from January 23, 2004 as follows:

(i)

100,000 shares – January 23, 2004 (released);

(ii)

150,000 shares – July 23, 2004 (released);

(iii)

150,000 shares – January 23, 2005 (released);

(iv)

150,000 shares – July 23, 2005 (released);

(v)

150,000 shares – January 23, 2006; (released)

(vi)

150,000 shares – July 23, 2006;(released)

(vii)

150,000 shares – January 23, 2007.

At May 31, 2006, the Company had released a total of 700,000 shares from escrow, leaving a balance of 300,000 shares still in escrow at period end.

7.

RELATED PARTY TRANSACTIONS

(a)

The Company paid $36,000 (2005 - $36,000) to a company controlled by the president of the Company pursuant to a consulting agreement dated May 15, 2003 for the provision of office and administration services and also paid $5,309 (2005 - $6,240) for office rent to a company controlled by the president. The Company paid $11,500 (2005 - $9,000) to a company controlled by an officer of the Company for administrative services.

(b)

During the period ended February 28, 2006, directors and officers of the Company acquired an aggregate of 350,000 units of the private placement referred to in note 6 for proceeds of $35,000.

8.

SEGMENTED DISCLOSURE

The Company has one operating segment, being the exploration and development of mineral properties.  All of the Company’s assets are located in Canada with the exception of $451,468 of costs incurred in connection with the Set Ga Done project located in the Union of Myanmar (Note 3) and $31,452 of cost incurred in connection with the oil and gas interest in Texas USA (Note 4).

9.

SUBSEQUENT EVENTS

On July 18, 2006 the Company and its joint venture partner, Leeward Capital Corp., have signed an agreement to option the Set Ga Done gold property to Quad Energy SA. The Company and Leeward currently hold a 75-per-cent interest in the property, with the government of Myanmar holding the remainder.

Under the terms of the agreement, Quad can earn up to 51 per cent of the joint venture interest in the property by spending $700,000 (U.S.) on exploration and development prior to Jan. 7, 2008.

On July 24, 2006 150,000 shares were released from escrow leaving a balance of150, 000 shares held in escrow pursuant to the Escrow Agreement dated January 24, 2004.